Exhibit 99.1

Contact: Jim Mathias

E: ir@exelatech.com

W: investors.exelatech.com

T: +1 972-821-5808

Exela Technologies, Inc. Reports Second Quarter 2019 Results;

Updates 2019 Outlook

•                  Revenue of $390.2 million, representing a decline of 4.9% over Q2 2018;

revenue of $394.6 million on a constant currency basis(1), representing a decline of 3.8% over Q2 2018

•                  Operating income of $12.3 million, representing an increase of 3.4% over Q2 2018

•                  Net loss of $34.1 million

•                  EBITDA(2) of $36.9 million

•                  Adjusted EBITDA(3) of $69.4 million, representing a decline of 1.0% compared to Q2 2018; Adjusted EBITDA of $69.7 million on a constant currency basis, as compared to $70.1 million in Q2 2018

•                  Adjusted EBITDA margin of 17.8%, an increase of 70 basis points over Q2 2018

•                  Liquidity of $97.5 million(4), a sequential increase of $39.4 million

Irving, TX— August 8, 2019 — Exela Technologies, Inc. (“Exela” or the “Company”) (NASDAQ: XELA), a location-agnostic global business process automation (“BPA”) leader across numerous industries, announced today its financial results for the second quarter ended June 30, 2019.

“Our revenues, when adjusted for the low margin contract we exited in the third quarter of 2018, as well as our pass through postage and postage handling volume, grew by 4% in the first half of 2019. The underlying revenue stability in our BPA business, combined with our recent wins and robust pipeline, provides us with a healthy base to build upon. However, due to the slower than anticipated ramp of certain new projects and a longer than usual sales cycle, we are updating our 2019 revenue guidance to $1.59 billion - $1.61 billion and 2019 Adjusted EBITDA guidance to $290 million - $300 million,” said Ronald Cogburn, Chief Executive Officer of Exela.

“In the second quarter, our Adjusted EBITDA was $69.7 million on a constant currency basis. Our EBITDA in the second quarter was adversely impacted by severance charges of $1.6 million as well as additional non-cash charges of $8.7 million. We ended the second quarter with $97.5 million of liquidity and we are highly focused on generating incremental cash flow through an emphasis on our savings initiatives,” stated Jim Reynolds, Chief Financial Officer of Exela.

Second Quarter Ended June 30, 2019 Financial Highlights

•                  Revenue: Revenue was $390.2 million, a decline of 4.9% from $410.4 million in the second quarter of 2018. Revenue for our Information and Transaction Processing Solutions (“ITPS”) segment was $309.2 million, a decline of 6.3% year-over-year, driven primarily by the previously announced exit of a low margin contract partially offset by growth from acquisitions and existing customers. Healthcare Solutions (“HS”) revenue was $63.4 million, an increase of 12.6% year-over-year and consistent with expectations. Legal and Loss

Prevention Services (“LLPS”) revenue was $17.6 million. Results in LLPS are event driven and were negatively impacted by projects that generated lower revenue.

Excluding revenue from postage and postage handling with either zero or nominal margins and from the previously announced contract exit, revenue was $650 million in the first half of 2019 and $324 million in the second quarter of 2019, representing growth of 4.0% and 1.7% over the comparable prior year periods.

•                  Operating income: Operating income for the second quarter of 2019 was $12.3 million, compared to operating income of $11.9 million in the second quarter of 2018, representing an increase of 3.4%. This was driven by $9.2 million of lower amortization offset by lower gross profit of $4.3 million and higher SG&A spend of $4.8 million for the comparative period.

•                  Net Loss: Net Loss for the second quarter of 2019 was $34.1 million, compared to a net loss of $25.2 million in the second quarter of 2018. The net loss was higher primarily due to non-cash charges of $5.6 million related to interest rate derivative and debt extinguishment costs and $3.1 million of higher tax expenses.

•                  Adjusted EBITDA: Adjusted EBITDA for the second quarter of 2019 was $69.4 million, a decline of 1.0% as compared to Adjusted EBITDA of $70.1 million in the second quarter of 2018. Adjusted EBITDA margin for the second quarter of 2019 was 17.8%, an increase of 70 basis points as compared to an Adjusted EBITDA margin of 17.1% in the second quarter of 2018. The small decrease in second quarter 2019 Adjusted EBITDA was primarily driven by the low margin contract exit reported during the third quarter of 2018, offset by revenue growth and the continued realization of savings flow-through.

•                  Capital Expenditures: Capital expenditures for the second quarter of 2019 were 2.7% of revenue compared to 1.8% of revenue in the second quarter of 2018.

•                  Common Stock: As of June 30, 2019, there were 155,593,429 total shares of common stock outstanding which includes 5,586,344 shares reserved for outstanding preferred shares on an as-converted basis.

•                  Share buyback: During the second quarter of 2019, the Company purchased 237,962 shares of common stock. Cumulative shares repurchased under the Company’s share buyback program total 2,787,147 since program inception.

•                  Total employees as of June 30, 2019 increased to 23,501 as compared to 22,047 as of December 31, 2018.

•                  82% of first half 2019 revenue was in the Americas and 18% in Europe.

Balance Sheet and Liquidity

•                  At June 30, 2019, Exela’s total liquidity was $97.5 million and total net debt was $1.446 billion.

Updated 2019 Guidance

•                  Revenue range of $1.59 billion to $1.61 billion, growth of approximately 0% - 1% year-over-year.

•                  Adjusted EBITDA range of $290 million to $300 million, growth of approximately 2% - 6% year-over year.

•                  Capital expenditures as percent of revenue of approximately 2.5%.

•                  Capital allocation to be prioritized towards debt pre-payment.

•                  Net leverage expected to be approximately 4.0x at year-end.

Note: Guidance is based on constant currency.

Note on Outlook: The Company has not forecasted net income/(loss) on a forward-looking basis due to the high variability and difficulty in predicting certain items that affect GAAP net income/(loss). Adjusted EBITDA should not be used to predict net income/(loss) as the difference between the two measures is variable.

Please refer to the attached schedules for reconciliations. Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect absolute figures.

(1) — Constant currency is a non-GAAP measure. A reconciliation of constant currency is attached to this release.

(2) — EBITDA is a non-GAAP measure. A reconciliation of EBITDA is attached to this release.

(3) — Adjusted EBITDA is a non-GAAP measure. A reconciliation of Adjusted EBITDA is attached to this release.

(4) —At June 30, 2019, total cash and cash equivalents was $18.4 million (including restricted cash not subject to legal restriction). The Company has a revolving credit facility of $100 million, of which an aggregate amount of $79 million was available after $20.9 million reserved for letters of credit.

Earnings Conference Call and Audio Webcast

Exela will host a conference call to discuss its second quarter 2019 financial results today at 5:00 p.m. ET.  To access this call, dial 833-255-2831 or +412-902-6724 (international).  A replay of this conference call will be available through August 15, 2019 at 877-344-7529 or +412-317-0088 (international).  The replay passcode is 10132736.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.exelatech.com). A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website (http://investors.exelatech.com/) and will remain available after the call.

About Exela

Exela Technologies, Inc. (“Exela”) is a business process automation (BPA) leader, leveraging a global footprint and proprietary technology to provide digital transformation solutions enhancing quality, productivity, and end-user experience. With decades of expertise operating mission-critical processes, Exela serves a growing roster of more than 4,000 customers throughout 50 countries, including over 60% of the Fortune® 100.  With foundational technologies spanning information management, workflow automation, and integrated communications, Exela’s software and services include multi-industry department solution suites addressing finance and accounting, human capital management, and legal management, as well as industry-specific solutions for banking, healthcare, insurance, and public sectors. Through cloud-enabled platforms, built on a configurable stack of automation modules, and over 22,000 employees operating in 23 countries, Exela rapidly deploys integrated technology and operations as an end-to-end digital journey partner.

Find out more at www.exelatech.com

Follow Exela on Twitter: https://twitter.com/exelatech

Follow Exela on LinkedIn: https://www.linkedin.com/company/11174620/

About Non-GAAP Financial Measures: This press release includes constant currency, EBITDA and Adjusted EBITDA, each of which is a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Exela believes that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial performance, results of operations and liquidity and allows investors to better understand the trends in our business and to better understand and compare our results. Exela’s board of directors and management use constant currency, EBITDA and Adjusted EBITDA to assess Exela’s financial performance, because it allows them to compare Exela’s operating performance on a consistent basis across periods by removing the effects of Exela’s capital structure (such as varying levels of debt and interest expense, as well as transaction costs resulting from the combination of Quinpario Acquisition Corp. 2, SourceHOV Holdings, Inc. and Novitex Holdings, Inc. on July 12, 2017 (the “Business Combination”) and capital markets-based activities). Adjusted EBITDA also seeks to remove the effects of integration and related costs to achieve the savings, any expected reduction in operating expenses due to the Business Combination, asset base (such as depreciation and amortization) and other similar non-routine items outside the control of our management team.  Optimization and restructuring expenses and merger adjustments are primarily related to the implementation of strategic actions and initiatives related to the Business Combination. All of these costs are variable and dependent upon the nature of the actions being implemented and can vary significantly driven by business needs. Accordingly, due to that significant variability, we exclude these charges since we do not believe they truly reflect our past, current or future operating performance. The constant currency presentation excludes the impact of fluctuations in foreign currency exchange rates. We calculate constant currency revenue and Adjusted EBITDA on a constant currency basis by converting our current-period local currency financial results using the exchange rates from the corresponding prior-period and compare these adjusted amounts to our corresponding prior period reported results. Exela does not consider these non-GAAP measures in isolation or as an alternative to liquidity or financial measures determined in accordance with GAAP. A limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in Exela’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures and therefore the basis of presentation for these measures may not be comparable to similarly-titled measures used by other companies. These non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP. Net loss is the GAAP measure most directly comparable to the non-GAAP measures presented here. For reconciliation of the comparable GAAP measures to these non-GAAP financial measures, see the schedules attached to this release.

Forward-Looking Statements: Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may”, “should”, “would”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “continue”, “future”, “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding our industry, future events, the estimated or anticipated future results and benefits of the Business Combination, future opportunities for the combined company, and other statements that are not historical facts. These statements are based on the current expectations of Exela management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties, including without limitation those discussed under the heading “Risk Factors” in Exela’s most recently filed Annual Report on Form-10-K filed with the Securities and Exchange Commission. In addition, forward-looking statements provide Exela’s expectations, plans or forecasts of future events and views as of the date of this communication. Exela anticipates that subsequent events and developments will cause Exela’s assessments to change. These forward-looking statements should not be relied upon as representing Exela’s assessments as of any date subsequent to the date of this press release.

Exela Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

As of June 30, 2019 and December 31, 2018 (Unaudited)

(in thousands of United States dollars except share and per share amounts)

	June 30,	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$18,449	$25,615
Restricted cash	4,977	18,239
Accounts receivable, net of allowance for doubtful accounts of $8,348 and $4,359 respectively	266,660	270,812
Related party receivables	206	—
Inventories, net	16,735	16,220
Prepaid expenses and other current assets	23,791	25,015
Total current assets	330,818	355,901
Property, plant and equipment, net of accumulated depreciation of $167,376 and $154,060, respectively	125,018	132,986
Operating lease right-of-use asset, net	96,498	—
Goodwill	708,246	708,258
Intangible assets, net	387,775	407,021
Deferred income tax assets	16,181	16,225
Other noncurrent assets	14,714	19,391
Total assets	$1,679,250	$1,639,782
Liabilities and Stockholders’ Equity (Deficit)
Liabilities
Current liabilities
Accounts payable	$99,089	$99,853
Related party payables	238	7,735
Income tax payable	2,525	1,996
Accrued liabilities	59,487	66,008
Accrued compensation and benefits	52,493	54,583
Accrued interest	48,935	49,071
Customer deposits	28,914	34,235
Deferred revenue	19,428	16,504
Obligation for claim payment	41,496	56,002
Current portion of finance lease liability	15,897	17,498
Current portion of operating lease liability	27,444	—
Current portion of long-term debt	38,929	29,237
Total current liabilities	434,875	432,722
Long-term debt, net of current maturities	1,331,898	1,306,423
Finance lease obligations, net of current portion	25,772	26,738
Pension liability	24,866	25,269
Deferred income tax liabilities	15,896	11,212
Long-term income tax liability	2,842	3,024
Operating lease right-of-use liability, net of current portion	74,290	—
Other long-term liabilities	7,882	15,400
Total liabilities	1,918,321	1,820,788
Commitment and Contingencies (Note 10)
Stockholders’ equity (deficit)
Common stock, par value of $0.0001 per share; 1,600,000,000 shares authorized; 152,782,534 shares issued and 150,007,085 shares outstanding at June 30, 2019 and 152,692,140 shares issued and 150,142,955 shares outstanding at December 31, 2018	15	15
Preferred stock, par value of $0.0001 per share; 20,000,000 shares authorized; 4,569,233 shares issued and outstanding at June 30, 2019 and December 31, 2018	1	1
Additional paid in capital	482,018	482,018
Less: common stock held in treasury, at cost; 2,787,147 shares at June 30, 2019 and 2,549,185 shares at December 31, 2018	(10,949)	(10,342)
Equity-based compensation	47,190	41,731
Accumulated deficit	(742,616)	(678,563)
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(5,461)	(6,565)
Unrealized pension actuarial losses, net of tax	(9,269)	(9,301)
Total accumulated other comprehensive loss	(14,730)	(15,866)
Total stockholders’ deficit	(239,071)	(181,006)
Total liabilities and stockholders’ deficit	$1,679,250	$1,639,782

Exela Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations for the three and six months ended June 30, 2019 and 2018 (Unaudited)

(in thousands of United States dollars except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$390,160	$410,382	$793,924	$803,549
Cost of revenue (exclusive of depreciation and amortization)	298,006	313,954	604,888	607,746
Selling, general and administrative expenses	51,564	46,723	101,512	92,318
Depreciation and amortization	27,191	36,368	55,211	74,386
Related party expense	1,055	1,402	2,050	2,508
Operating income	12,344	11,935	30,263	26,591
Other expense (income), net:
Interest expense, net	39,132	38,527	78,031	76,544
Debt modification and extinguishment costs	1,404	—	1,404	—
Sundry expense (income), net	(1,493)	(2,325)	1,038	(2,389)
Other income, net	2,709	(704)	4,385	(4,032)
Net loss before income taxes	(29,408)	(23,563)	(54,595)	(43,532)
Income tax (expense) benefit	(4,738)	(1,619)	(9,459)	(5,644)
Net loss	$(34,146)	$(25,182)	$(64,054)	$(49,176)
Cumulative dividends for Series A Preferred Stock	(914)	(914)	(1,828)	(1,828)
Net loss attributable to common stockholders	$(35,060)	$(26,096)	$(65,882)	$(51,004)
Loss per share:
Basic and diluted	$(0.23)	$(0.17)	$(0.44)	$(0.34)

Exela Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the six months ended June 30, 2019 and 2018 (Unaudited)

(in thousands of United States dollars unless otherwise stated)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities
Net loss	$(64,054)	$(49,176)
Adjustments to reconcile net loss
Depreciation and amortization	55,211	74,386
Original issue discount and debt issuance cost amortization	5,749	5,272
Debt modification and extinguishment costs	1,049	—
Provision for doubtful accounts	3,334	1,857
Deferred income tax provision	4,623	705
Share-based compensation expense	5,459	2,895
Foreign currency remeasurement	288	(1,156)
Loss (gain) on sale of assets	(10)	1,340
Fair value adjustment for interest rate swap	4,385	(4,675)
Change in operating assets and liabilities, net of effect from acquisitions
Accounts receivable	624	(19,813)
Prepaid expenses and other assets	1,260	(1,603)
Accounts payable and accrued liabilities	(14,991)	40,677
Related party payables	(7,703)	(2,458)
Net cash provided by (used in) operating activities	(4,776)	48,251

Cash flows from investing activities
Purchase of property, plant and equipment	(9,072)	(10,244)
Additions to internally developed software	(4,007)	(2,115)
Additions to outsourcing contract costs	(10,440)	(3,695)
Cash paid in acquisition, net of cash received	(5,000)	(4,145)
Proceeds from sale of Assets	20	1,014
Net cash used in investing activities	(28,499)	(19,185)

Cash flows from financing activities
Third party debt modification and extinguishment costs	355	—
Repurchases of Common Stock	(3,480)	(3,479)
Borrowings from other loans	1,544	2,152
Cash paid for equity issue costs	—	(7,500)
Net borrowings under factoring agreement	2,426	—
Proceeds from credit facility	29,850	—
Net cash for debt issuance costs and debt discounts	(362)	—
Borrowings from revolver and swing-line loan	68,000	30,000
Repayments from revolver and swing line loan	(68,000)	(30,000)
Principal payments on finance lease obligations	(9,180)	(8,404)
Principal payments on long-term obligations	(8,417)	(6,043)
Net cash provided by (used in) financing activities	12,736	(23,274)
Effect of exchange rates on cash	111	(410)
Net increase (decrease) in cash and cash equivalents	(20,428)	5,382
Cash, restricted cash, and cash equivalents
Beginning of period	43,854	81,489
End of period	$23,426	$86,871

Supplemental cash flow data:
Income tax payments, net of refunds received	$5,181	$3,864
Interest paid	71,240	76,353
Noncash investing and financing activities:
Assets acquired through right-of-use arrangements	6,778	7,787
Leasehold improvements funded by lessor	—	1,540
Accrued capital expenditures	1,083	1,144

Exela Technologies

Schedule 1: Reconciliation of Adjusted EBITDA and constant currency revenues (Unaudited)

Non-GAAP constant currency revenue reconciliation

	Three months ended		Six months ended
($ in millions)	30-Jun-19	30-Jun-18	30-Jun-19	30-Jun-18
Revenues, as reported (GAAP)	$390.2	$410.4	$793.9	$803.5
Foreign currency exchange impact (1)	4.4		10.4
Revenues, at constant currency (Non-GAAP)	$394.6	$410.4	$804.3	$803.5

(1) Constant currency excludes the impact of foreign currency fluctuations and is computed by applying the average exchange rates for the three months and six months ended June 30, 2018, to the revenues during the corresponding period in 2019.

Reconciliation of Adjusted EBITDA

	Three months ended		Six months ended
($ in millions)	30-Jun-19	30-Jun-18	30-Jun-19	30-Jun-18
Net loss (GAAP)	$(34.1)	$(25.2)	$(64.1)	$(49.3)
Interest expense	39.1	38.5	78.0	76.5
Taxes	4.7	1.6	9.5	5.6
Depreciation and amortization	27.2	36.4	55.2	74.4
EBITDA (Non-GAAP)	$36.9	$51.3	$78.6	$107.3
Transaction and integration costs	2.0	0.8	3.0	1.9
Optimization and restructuring expenses	18.7	8.9	42.4	18.6
Gain / loss on derivative instruments	2.7	(0.7)	4.4	(4.0)
Other Charges	9.0	9.7	15.0	15.8
Adjusted EBITDA (Non-GAAP)	$69.4	$70.1	$143.5	$139.6
Foreign currency exchange impact (1)	0.2		1.1	—
Adjusted EBITDA, at constant currency (Non-GAAP)	$69.7	$70.1	$144.5	$139.6

(1) Constant currency excludes the impact of foreign currency fluctuations and is computed by applying the average exchange rates for the three months and six months ended June 30, 2018, to the adjusted EBITDA during the corresponding period in 2019.